Exhibit 10.1
Form No. DMB 234 (Rev. 1/96)
AUTHORITY: Act 431 of 1984
COMPLETION: Required
PENALTY: Contract will not be executed unless form is filed
STATE OF MICHIGAN

DEPARTMENT OF MANAGEMENT AND BUDGET	July 30, 2010
PURCHASING OPERATIONS
P.O. BOX 30026, LANSING, MI 48909
OR
530 W. ALLEGAN, LANSING, MI 48933
CHANGE NOTICE NO. 2
TO
CONTRACT NO.071B9200147
between
THE STATE OF MICHIGAN
and

NAME & ADDRESS OF CONTRACTOR Prison Health Services, Inc. 105 Westpark Drive, Suite #200 Brentwood, TN 37027	LHPomeroy@asgr.com	TELEPHONE (615) 376-1377 Larry Pomeroy

BUYER/CA (517) 241-3768 Lance Kingsbury

Contract Compliance Inspector: Lia Gulick (517) 241-9902
Prisoner Health Care Services — On-site and Offsite — Statewide

CONTRACT PERIOD:	From: February 10, 2009	To: March 31, 2012

TERMS	SHIPMENT
See Contract Section 1.061	N/A

F.O.B.	SHIPPED FROM
N/A	N/A

MINIMUM DELIVERY REQUIREMENTS
N/A
NATURE OF CHANGE(S):
Effective immediately, the following changes are incorporated into this Contract (following this page).
The Buyer and Contract Administrator for this Contract is hereby changed to Lance Kingsbury. Email: kingsburyl@michigan.gov, Phone: 517-241-3768
All other terms, conditions, specifications and pricing remain unchanged.
AUTHORITY/REASON:
Per DTMB/Purchasing Operations and Agency signed DMB Form #DMB-477.
TOTAL CURRENT AUTHORIZED SPEND LIMIT REMAINS: $325,344,397.00

FOR THE CONTRACTOR:	FOR THE STATE:

Prison Health Services, Inc.

Firm Name	Signature
/s/ Larry Pomeroy	Sergio Paneque, Director

Authorized Agent Signature	Name/Title
PHS — President, State Corrections	Business Services Administration

Authorized Agent (Print or Type)	Division
July 5, 2010

Date	Date

Contract #071B9200147 between
The State of Michigan
And
Prison Health Services
Section 1.012 Background
A. General; 2. (added the following): The prisoners from other jurisdictions are included in the MDOC population count, and the Contractor must be responsible to provide the same services to, and will receive the same Per Prisoner Per Month (PPPM) payments for these prisoners unless an alternative service/payment structure is agreed to by the parties. Any alternative structure will be completed by exercising a Contract amendment.
E. Electronic Medical Record; 2. (added the following): The MDOC EMR became available in February 2010. Change Notice Number One was issued to address the impact on services and deliverables related to the enforcement of the service level agreements.
Section 1.021 In Scope
A. General; 12.e. Removed language regarding lab supplies (these will now be in scope and provided by the Contractor and not MDOC).
E. Out of Scope; 14. (added the following): Contractor is not required to provide a phone line and fax line to the facilities for lab use.
D. Staffing; d. (added language): There will be one full-time MDOC Medical Assistant position dedicated to support every two onsite MPs. The duties of the Medical Assistant are spelled out in the Medical Assistant position description. The position description is available from the MDOC CCI.
F. State Roles and Responsibilities; 3. (added the following): MDOC staff is responsible for the onsite lab draws. MDOC is financially responsible for the staff cost.
F. State Roles and Responsibilities; 12 (added the following): MDOC CCI must notify Contract Project Manager of changes related to MDOC operations including; facility closures, openings and population changes as soon as the information is available, but no later than three business days after the information is available.
F. State Roles and Responsibilities; 14. (added the following): MDOC nursing staff assign medical acuity to prisoners at intake and document the acuity level in the EMR on the day of the intake screening.
Section 1.022 Work and Deliverables
C. Facility Staffing; 7. (the last sentence has been changed to the following): The Contractor will further supervise through chart review as well as conducting patient care conferences between the physician and the mid-level to assure compliance to all treatment guidelines. The patient care conferences will be documented in the mid-level provider files at the PHS regional office. The chart reviews will be documented in the MDOC electronic medical record as appropriate.
C. Facility Staffing; 9. (added requirement): Employees, contractors, vendor partners and other subcontractors that will provide direct onsite health care services with the MDOC facilities and hired after this Contract signing date are to enforce the pre-employment drug and alcohol screening. As of the date this Contract is signed, existing employees and its independent contractors, vendor partners, and subcontractors will be subject to the “for cause” drug and alcohol testing by those entities. These Contract obligations would be violated by those entities not carrying out this testing, as indicated.
C. Facility Staffing; 10. (added requirement): Medical Practitioners hired to work within the MDOC facilities, and prior to treating patients, must show evidence of current Tuberculosis skin testing or a recent chest x-ray showing no active disease. If the MP has no current skin test, the MDOC will provide such testing at the facility prior to the MP treating patients. The MP will also be required to have an annual TB test. The annual test may be performed at the MDOC healthcare clinic.

D. Licensing; 5.f. (first paragraph replaced with the following): The Contractor, either directly or through an approved Subcontractor, must maintain a provider network consisting of appropriately licensed providers meeting all applicable State and federal requirements. For Hospitals, the Contractor must confirm that the hospital is licensed by the State of Michigan and accredited by The Joint Commission (TJC) / Joint Commission on Accreditation of Health Organizations (JCAHO) or an accrediting entity otherwise deemed appropriate. If a hospital is not accredited, it must be in good standing with Medicare. The following items are considered in the credentialing process: (keeping i-vii).
G. Coverage Hours/On Call Coverage; 1.a. (replaced with the following): Appropriate staffing to support availability to see prisoners for eight hours per day, between the hours of 6:00 a.m. to 9:00 p.m., Monday through Friday with weekend coverage via the on call schedule at facilities unless medical necessity dictates a need for weekend coverage. Weekend coverage is required at DWH. The Contractor must be responsible for ensuring appropriate staffing to meet the needs of the facility, including segregation rounds for facilities with segregation units.
G. Coverage Hours/On Call Coverage; 1.b (replaced with the following): The Contractor must ensure the dialysis unit has appropriate dialysis medical coverage to meet the needs of the prisoners requiring dialysis services. Necessary medical services must be available and provided to prisoners in accordance with the orders written by the Nephrologist.
G. Coverage Hours/On Call Coverage; 1.e. (replaced with the following): MPs must immediately respond to on-site medical emergencies if requested by the first responders, healthcare or other MDOC staff.
I. Productivity/Monitoring; 1. (replaced with the following): Routine sick calls must be seen within five business days of the verbal or written request from an MDOC employee.
I. Productivity/Monitoring; 4. (replaced with the following): Chronic care requests must be seen on the requested follow-up date to ensure medications do not expire.
I. Productivity/Monitoring; 11. (deleted just this language): In performance of their respective functions, both parties may utilize the Aetna Appointment Scheduling Center which provides accelerated scheduling of specialists and hospital procedures via a Three-tiered approach, with dedicated staff, hours of operation mirroring the clinic(s).
J. Segregation Requirements; 1. (replaced with the following): MP rounds are required in segregation units every two weeks. Any prisoner who presents to the nurse three times within a 30 calendar day period with the same healthcare complaint must be referred to an MP to determine proper course of action/treatment.
K. MP Intake Screening; 3. (removed this section): This is done by MDOC staff as referenced in section 1.021 F. State Roles and Responsibilities; 14.
N. Electronic Medical Record (replaced first paragraph with the following): The new Electronic Medical Record became available in February 2010. Each facility must convert over as the EMR becomes available according to a schedule/timeframe determined by MDOC. Use of the EMR is mandated within the availability and capabilities of the system.
P. Quality Assurance Plan; 8. (replaced with the following): See Appendix C for the Contractor’s Quality Assurance Plan. The Contractor must review the Plan on a regular basis, but at least annually and submit revisions to the CCI and MDOC Quality Assurance Administrator for written approval. Official acceptance will be in writing (via a Change Notice).
Q. Pharmaceutical Utilization; 3. (replaced with the following): Ensure prescribing practices and pharmaceutical utilization. The Contractor must assist MDOC in meeting expectations that at least 85 percent of all medication orders are to be filled by generic medications.
T. Network of On-site and Off-site Specialists/Consultants; 1. (replaced with the following): The DWH on-site specialists are only available for facilities within 90 miles of Jackson, unless the services are being provided via telemedicine or with written approval from MDOC CCI.

T. Network of On-Site and Off-site Specialists/Consultants; 13. (replaced with the following): See Appendix C for the Contractor’s Quality Assurance Plan. The Contractor must review the Plan on a regular basis, but at least annually and submit revisions to the CCI and MDOC Quality Assurance Administrator for written approval. Official acceptance will be in writing (via a Change Notice).
U. Timeliness of Care for Off-site Consultations/Services; 6. (replaced with the following): MDOC will provide the Contractor with monthly waiting list information by facility.
V. Dialysis Services; 1. (replaced with the following): The on-site dialysis unit is located at Ryan Correctional Facility in Detroit, MI for males and at Women’s Huron Valley Correctional Facility for females. There are currently 16 chairs at Ryan, and one at Women’s Huron Valley. All male prisoners requiring dialysis are transferred to Ryan Correctional Facility unless they are in an in-patient setting.
AA.2. Community Based Hospital and Urgent Care Centers (replaced with the following): Community hospitals utilized must be licensed by the State of Michigan and accredited by TJC / JCAHO or an accrediting entity otherwise deemed appropriate. If a hospital is not accredited, it must be in good standing with Medicare or an accrediting entity otherwise deemed appropriate by the MDOC Chief Medical Officer. If a hospital is not accredited, it must be in good standing with Medicare as verified through the Center for Medicare and Medicaid Services (CMS).
DD. Outpatient Laboratory Diagnostic Testing; 7. (removed this sentence only): MDOC CCI will provide current Stat Lab list to the Contractor.
DD. Outpatient Laboratory Diagnostic Testing; 16. (added requirement): The Contractor is responsible for the cost of laboratory and phlebotomy supplies for use in outpatient diagnostic testing.
EE. Utilization Management; 11. (replaced with the following): See Appendix D for the Contractor’s Utilization Management Program. The Contractor must review the plan on a regular basis, but at least annually, and submit revisions to the CCI. Official acceptance will be in writing (via a Change Notice).
FF. Pre-authorization Review Process (replaced with the following): The Contractor’s authorization policy must establish timeframes for standard and expedited authorization decisions for both primary and specialty care. These timeframes may not exceed 14 calendar days from the date of receipt for standard authorization decisions and three business days from date of receipt for expedited authorization decisions. The 14 calendar days starts with receipt of the request and ends with the approval or alternative treatment plan. Requests for more information do not extend the 14 calendar day window. These timeframes may be extended up to 14 additional calendar days for standard and up to three calendar days for urgent, if requested, and approved in writing by the MDOC CMO.
FF. Pre-authorization Review Process; 6. (replaced with the following): See Appendix D for the Contractor’s Utilization Management Program. The Contractor must review the plan on a regular basis, but at least annually, and submit revisions to the CCI. Official acceptance will be in writing (via a Change Notice).
GG. Claims Processing; 4. (replaced with the following): See Appendix E for the Contractor’s Claims Processing Process. The Contractor must review the process on a regular basis, but at least annually, and submit revisions to the MDOC CCI. Official acceptance will be in writing (via a Change Notice).
HH. Other Jurisdiction Alternative Structure (added requirement):
     Pennsylvania DOC Prisoners:
a.	Under this Contract, the Contractor will be responsible for the provision of both on and off site medical services for Pennsylvania DOC prisoners housed at the Muskegon Correctional Facility.

b.	Under this Contract, the MDOC will have no responsibility to the Contractor for the payment or reimbursement of claims payment for offsite medical services for Pennsylvania DOC prisoners housed at the Muskegon Correctional Facility.

c.	The Contractor will submit separate expense data for this population and will be reimbursed for on-site services per Section 1.061 below.
Section 1.031 Contractor Staff, Roles and Responsibilities
A. General Requirements; 8.a. Medical Director (added the following): The Contractor’s designated State Medical Director is Dr. Sylvia McQueen. Any future changes to the Key Personnel will be in writing via a Change Notice.

A. General Requirements; 8.b. Provider Services Director (added the following): The Contractor’s designated Provider Services Director is Eugene Mitchell. Any future changes to the Key Personnel will be in writing via a Change Notice.
A. General Requirements; 8.c. Quality Improvement and Utilization Directors (added the following): The Contractor’s designated Quality Improvement Director is Karen Mason and the Utilization Director is Regina Walker. Any future changes to the Key Personnel will be in writing via a Change Notice.
A. General Requirements; 8.d. Project Manager (added the following): The Contractor’s designated Project Manager is Mason Gill. Any future changes to the Key Personnel will be in writing via a Change Notice.
Section 2.132 Subcontractor Insurance Coverage
(Replaced with the following): Except where the State has approved in writing a Contractor subcontract with other insurance provisions, Contractor must require all of its Subcontractors under the Contract to purchase and maintain the insurance coverage as described in this Section for the Contractor in connection with the performance of work by those Subcontractors. Alternatively, Contractor may include any Subcontractors under Contractor’s insurance on the coverage required in this Section. Subcontractor must fully comply with the insurance coverage required in this Section. Failure of Subcontractor to comply with insurance requirements does not limit Contractor’s liability or responsibility.

Attachment A; Pricing
A. Risk Sharing Based PPPM Fee, Adjusted for Changing Prisoner Populations.

	Year One		Year Two		Year Three
		Risk Share		Risk Share		Risk Share
	Risk Share	Maximum	Risk Share	Maximum	Risk Share	Maximum
Population for Billing Purposes	Target	Cap	Target	Cap	Target	Cap
50,000 and Greater	175.00	196.24	181.79	199.95	189.08	203.94
49,000 to 49,999	176.25	197.49	183.04	201.20	190.34	205.20
48,000 to 48,999	177.55	198.79	184.38	202.54	191.78	206.64
47,000 to 47,999	178.95	200.19	185.78	203.94	193.18	208.04
46,000 to 46,999	n/a	n/a	186.82	204.87	194.29	208.97
45,000 to 45,999	n/a	n/a	187.92	205.97	195.44	210.09
44,000 to 44,999	n/a	n/a	189.10	207.15	196.66	211.29
43,000 to 43,999	n/a	n/a	190.30	208.35	197.91	212.52
42,000 to 42,999	n/a	n/a	191.57	209.62	199.23	213.81
41,000 to 41,999	n/a	n/a	192.90	210.95	200.62	215.17
40,000 to 40,999	n/a	n/a	194.28	212.33	202.05	216.58
39,000 to 39,999	n/a	n/a	195.70	213.75	203.53	218.03
38,000 to 38,999	n/a	n/a	197.25	215.30	205.14	219.61
37,000 to 37,999	n/a	n/a	198.90	216.95	206.86	221.29
36,000 to 36,999	n/a	n/a	200.60	218.65	208.62	223.02
35,000 to 35,999	n/a	n/a	202.35	220.40	210.44	224.81
Pennsylvania DOC Proposal (added Requirement):
1. The Contractor will be paid a base PPPM of $15.12 for the Pennsylvania DOC population housed at the Muskegon Correctional Facility which is to include the network access fee and management fee. Additionally, the Contractor will be reimbursed for all actual costs of on-site services provided to this population.
2. The Contractor will submit monthly billings for the actual cost reimbursements. The billings will detail the services that had been provided and must be broken down by: Salary & Wage, X-ray, Lab and other categories that may apply. Off-site costs cannot be billed to the MDOC for this population.
3. The Contractor will submit billings for the Pennsylvania DOC population separately from billings for the MDOC prisoner population.
C. Risk Share Percentages Between the Target and the Cap; 2. (replaced with the following): Should the actual costs be more than nine percent above the target and up to the point that the PPPM paid by the MDOC equals the Risk Share Maximum Cap, for this Tier the Contractor will absorb 30 percent of the excess costs and the MDOC will absorb 70 percent of the excess costs.
SLA: Chronic Care Clinics; Indicators (added the following requirement): 5. Chronic care requests must be seen on the requested follow-up date.

SLA: Medical Provider Appointment: Elements of the Criterion (replaced with the following): The prisoner sick call request will be screened and assessed for non-emergent health problems by qualified MDOC healthcare staff within 24 hours of receipt of request for healthcare on the proper form. Sick call will be available Monday through Friday (excluding holidays) unless medical necessity dictates the need for additional weekend hours. The prisoner’s request will be triaged by MDOC healthcare staff within 24 hours and the prisoner must be seen by a Contractor MP within the timeframes specified in the Indicator section of the SLA.
SLA: Medical Provider Appointment; Indicators: 2. (replaced with the following): MP evaluates all urgent nursing referrals within two business days. Indicators: 3. MP evaluates all emergent nursing referrals within one hour of nursing referral.
SLA: Credentialing; Acceptable Standard (replaced with the following): Threshold 100 percent.
SLA: Electronic Claims/Encounter Submission; Indicators: 1. (replaced with the following): The Contractor records are submitted by the 20th of the following month via electronic media in HIPAA compliant format.
SLA: Training and Education; Acceptable Standard (replaced with the following): Threshold 100 percent.
SLA: Discharge Planning; Indicators: 1. (replaced with the following): Prisoners receiving medication upon release should have a 30 day supply of the current medications.
SLA: Continuous Quality Improvement (CQI); Indicators (replaced with the following): A Continuous Quality Improvement/Quality Assurance Committee will be appointed and meets at least quarterly. The HUM is the chairperson of the Committee. The MP is required to attend the meetings. Minutes of meeting will be prepared, maintained and available for review. CQI meeting agenda will include, but not be limited: to discussion of institutional CQI activities and documentation; Infection Control monitoring; status of provider Peer Review Program; Risk Management issues and development of action plans to correct deficiencies noted during the conduct of Quality Assurance activities.
Appendix B — Revised Appendix Attached.
Appendix F — Risk Share Reconciliation Methodology — Management Fee. The table below replaces the table that is currently in this Contract:

Population	Year 1	Year 2	Year 3
50,000 and above	$22.97	$23.89	$24.84
49,000 to 49,999	$23.42	$24.36	$25.33
48,000 to 48,999	$23.89	$24.85	$25.84
35,000 to 47,999	$24.43	$25.41	$26.42

APPENDIX B
REQUIRED REPORTS
A.	To measure the Contractor’s accomplishments in the areas of access to care, utilization, medical outcomes, prisoner satisfaction, and to provide sufficient information to track expenditures and calculate future capitation rates, the Contractor must provide the MDOC with uniform data and information as specified by MDOC.

B.	The Contractor must submit the following additional reports as specified in this section. Any changes in the reporting requirements will be communicated to the Contractor at least 30 calendar days before they are effective unless state or federal law requires otherwise.

C.	The Contractor must provide sufficient financial reporting to meet the intent of the State in monitoring the Contracts. The Contractor must meet with MDOC Bureau of Fiscal Management representatives to develop and review the financial reporting requirements. The needs of the MDOC may vary over time. The Contractor must assure that the reports submitted to the Department are final and accurate. All financial reports submitted are subject to audit and must reconcile to the financial statement and/or invoice submitted to the MDOC for the final settlement of the contract year.

D.	The Contractor must also report each individual Contract year independently of each other. Once the Contract year is settled and closed, all prior year payments in the subsequent Contract years must be reported separately in a manner such that the closed and settled prior year records are not changed or affected. Contract year will be reconciled per methodology in Appendix F.

E.	The Contractor must provide all data and/or reports requested by the State’s third party auditor.

F.	The Contractor must obtain MDOC’s written approval prior to publishing or making formal public presentations of statistical or analytical material based on its prisoners other than as required by this Contract, statute or regulations.

G.	The following reports will be submitted within 20 business days after the end of the month, unless otherwise required, such as driven by legislative reporting.
1.	Report of Clinical Coverage by Facility and by Provider

2.	MP Utilization Report including timeframes, wait times, outlier reports, lab reports, and productivity

3.	Telemedicine utilization reports

4.	Secure Unit Occupancy Report

5.	Off Formulary Drug Utilization Report

6.	Specialty Utilization Report for all specialty services (including PT, OT, Prosthetics, lab and diagnostic testing); including, approval, denial, alternative treatment plans by facility and by provider, also to include the timeframes for approval/alternative treatment plan.

7.	Dialysis Utilization Report

8.	Emergency Room Utilization Report

9.	Inpatient Utilization Report

10.	Provider prescription practices against the MDOC formulary

11.	Annual Facility Audit Report (this is added as part of the SLAs)

12.	AETNA Reports Levels A through D (Quarterly)

13.	Top 50 categorized by cost and by utilization

14.	Other reports to be agreed upon by Contractor(s) and MDOC (the MDOC would like to add a couple of additional reports; High Cost Cases, and Benchmarks against other state contracts
H.	Encounter Data Submission
1.	The Contractor must submit encounter data containing detail for each patient encounter reflecting services provided by the Contractor by month, on or before the 20th calendar day of the following month. Encounter records will be submitted monthly via electronic media in a format as specified by MDOC to the MDOC data warehouse.

2.	Submitted encounter data will be subject to quality data edits prior to acceptance into MDOC’s data warehouse. The Contractor’s data must pass all required data quality edits in order to be accepted into MDOC’s data warehouse. Any data that is not accepted into the MDOC data warehouse will not be used in any analysis, including, but not limited to: rate calculations, DRG calculations and risk score calculations. MDOC will not allow Contractor to submit incomplete encounter data for inclusion into the MDOC data warehouse and subsequent calculations.

3.	Stored encounter data will be subject to regular and ongoing quality checks as developed by MDOC. MDOC will give the Contractor(s) a minimum of 30 calendar days notice prior to the implementation of new quality data edits; however, MDOC may implement informational edits without 30 calendar days notice. The Contractor’s submission of encounter data must meet timeliness and completeness requirements as specified by MDOC. The Contractor must participate in regular data quality assessments conducted as a component of ongoing encounter data on-site activity.
I.	Financial and Claims Reporting

Contractor must provide to MDOC monthly statements that provide information regarding paid claims, aging of unpaid claims and denied claims in the format specified by MDOC by month, on or before the 15th calendar day of the following month. The MDOC may also require monthly financial statements from Contractor.

J.	Litigation Reports

Contractor must submit annual litigation reports in a format established by MDOC, providing detail for all civil litigation to which the Contractor or their subcontractor(s) are party.

K.	Data Certification Report

The Contractor’s CEO must submit a MDOC Data Certification form to MDOC that requires the Contractor to attest to the accuracy, completeness and truthfulness of any and all data and documents submitted to the MDOC as required by this Contract.

L.	Quality Assurance and Performance Improvement Assessment

The Contractor must perform and document an annual assessment of their QAPI program. This assessment should include a description of any program completed and all ongoing QI activities for the applicable year, an evaluation of the overall effectiveness of the program and an annual work plan. This work plan must be approved by the MDOC. The initial plan must be submitted within 60 days of Contract award, and then annually 60 days prior to the beginning of the new Contract year. The plan and updates must be approved by the MDOC Quality Administrator. MDOC may also request other reports or improvement plans addressing specific contract performance issues identified through site visit reviews, EQRs, focused studies or other monitoring activities conducted by MDOC.

M.	The Contractor must cooperate with MDOC in carrying out validation of data provided by the Contractor by making available electronic medical records and a sample of its data and data collection protocols. The Contractor must develop and implement corrective action plans to correct data validity problems as identified by the MDOC.

N.	The State reserves the right to amend the Required Report list.